INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of WorldGate Communications, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 25, 2009, with respect to our audits of the consolidated financial statements of WorldGate Communications, Inc. as of December 31, 2008 and 2007 and for the years then ended appearing in the Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2008.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
May 28, 2009